Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: CLARK WILSON/512.788.3333
June 25, 2007	cwilson@wfcmail.com

WILSON HOLDINGS, INC. BRINGS GREEN BUILDING TO THE MASSES

(AUSTIN) – Wilson Holdings, Inc. (AMEX: WIH) today announced that on June 19, 2007 it acquired Green Builders, Inc. an Austin, Texas-based homebuilding company, and Wilson Holdings will commence its homebuilding operations through the Green Builders, Inc. brand.

“Through Green Builders, Inc., we plan to introduce affordable “green” housing to the Central Texas market,” said Clark Wilson, CEO and President of Wilson Holdings, Inc. “We plan to position Green Builders, Inc. as a leader in the real estate market with sensible, sustainable home designs that are efficient, healthy and attractive, while addressing the needs of a wide range of buyers, from first-time homeowners to active adults.” The Company also expects to expand Green Builders, Inc. to other markets in the country. Green Builders, Inc. plans to begin construction of homes in Georgetown Village, Georgetown, Texas; Elm Grove, Buda, Texas; and Rutherford West, Driftwood, Texas.

“Environmentally sustainable home building becomes more important every day – out of necessity it’s a trend that is increasing nationwide. The innovative, efficient use of natural resources will help keep home prices from rising exorbitantly in the future, which bodes well for the company, the growing population and the limited capabilities of our planet,” stated Mark Dotzour, Chief Economist and Director of Research for the Real Estate Center at Texas A&M University and an advisor to Wilson Holdings, Inc.

Industry veteran Victor Ayad, the President and sole stockholder of Green Builders, Inc. prior to the acquisition, also joins the Board of Directors of Wilson Holdings, Inc. The Company believes that Mr. Ayad will provide valuable insight and strategic direction to help expand the company and build a national brand, which he sees as vital to the future of the housing market.

About Wilson Holdings, Inc., Wilson Family Communities, Inc. and Green Builders, Inc.

Wilson Holdings, Inc. is the parent company and sole stockholder of Wilson Family Communities, Inc., an Austin, Texas-based company that acquires, develops, manages and markets residential communities in the Central Texas region, and Green Builders, Inc., an Austin, Texas-based residential homebuilding company. To learn more about Wilson Holdings, Inc., Wilson Family Communities, Inc. and Green Builders, Inc., please visit the company’s web site at http://www.wilsonfamilycommunities.com.

Safe Harbor Statement

This press release may contain forward-looking statements. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. Important factors that could cause actual results to differ materially from such forward-looking statements are described in the most recent SEC filings of Wilson Holdings, Inc., including its Annual Report on Form 10-KSB and its Quarterly Reports on Form 10-QSB. Wilson Holdings, Inc. undertakes no obligation to publicly update any forward-looking statements. Contact: Clark Wilson 512-788-3333